                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                             600 SOUTH HIGHWAY 169
                                   SUITE 1800
                        ST. LOUIS PARK, MINNESOTA 55426

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1997

TO THE SHAREHOLDERS OF METRIS COMPANIES INC.:

    Notice is hereby given that the first Annual Meeting of Shareholders of Metris Companies Inc., a Delaware corporation (the "Company"), will be held on Monday, May 19, 1997, at 10:00 a.m. local time, at the Whitney Hotel, 150 Portland Avenue, Minneapolis, Minnesota for the following purposes:

    1.  To elect five directors to hold office for the ensuing year;

    2. To vote on the approval of the Metris Companies Inc. Long-Term Incentive and Stock Option Plan;

    3. To vote on the approval of the Metris Companies Inc. Annual Incentive Bonus Plan For Designated Corporate Officers; and

    4. To act upon such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

    Only shareholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

    Your attention is directed to the proxy statement accompanying this notice for a more complete statement of matters to be considered at the Annual Meeting. A copy of the Company's Annual Report for the fiscal year ended December 31, 1996 also accompanies this notice.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy in the reply envelope provided.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                             [SIGNATURE]

                                          Michael P. Sherman,
                                          SECRETARY

St. Louis Park, Minnesota
Dated: April 3, 1997

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            OF METRIS COMPANIES INC.
                                  MAY 19, 1997

                                ----------------

    This proxy statement is provided in connection with the 1997 Annual Meeting of Shareholders of Metris Companies Inc. (the "Company"), which will be held at 10:00 a.m. on Monday, May 19, 1997 at the Whitney Hotel, 150 Portland Avenue, Minneapolis, Minnesota and any adjournment thereof (the "Annual Meeting"). The accompanying proxy is solicited by the Board of Directors of the Company. The Company's principal executive offices are located at 600 South Highway 169, Suite 1800, St. Louis Park, Minnesota 55426.

    This is the first solicitation by the Board of Directors of the Company of proxies for its Annual Meeting. The Company was formed as an indirect wholly owned subsidiary of Fingerhut Companies, Inc. ("Fingerhut"). The Company's business historically had been operated as a division of Fingerhut. In October 1996, the Company completed an initial public offering (the "Initial Public Offering") of 3,258,333 shares of its common stock, par value $.01 per share (the "Common Stock").

    The Board of Directors is aware of three items of business to be considered at the Annual Meeting: (1) the election of five directors; (2) approval of the Metris Companies Inc. Long-Term Incentive and Stock Option Plan; and (3) approval of the Metris Companies Inc. Annual Incentive Bonus Plan For Designated Corporate Officers. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. Fingerhut, which owns approximately 83% of the outstanding Common Stock, has indicated to the Company that it intends to vote in favor of each of the Board of Directors' nominees, in favor of the Metris Companies Inc. Long-Term Incentive and Stock Option Plan and in favor of the Metris Companies Inc. Annual Incentive Bonus Plan for Designated Corporate Officers. If Fingerhut votes for each of the Board of Directors' nominees and each proposal, the election of such nominees and the approval of such proposals is assured.

    The Board of Directors recommends that an affirmative vote be cast in favor of all of the proposals listed in the proxy (or voting instructions) card. By completing and returning the accompanying proxy, the shareholder authorizes Ronald N. Zebeck and Michael P. Sherman, as designated on the face of the proxy, to vote all shares for the shareholder. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR each of the nominees and the listed proposals. Regardless of the size of your holdings, you are encouraged to complete and return the proxy or voting instructions card so that your shares may be voted at the Annual Meeting. A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy or by attending and voting at the Annual Meeting.

    This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about April 7, 1997, along with the Company's 1996 Annual Report to Shareholders.

    Pursuant to Delaware law, if a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

    Holders of record of the Company's Common Stock at the close of business on March 21, 1997, will be entitled to vote on all matters at the Annual Meeting. Each share will be entitled to one vote. There is no provision for cumulative voting. On March 21, 1997, a total of 19,225,000 shares of Common Stock were outstanding.

    All expenses in connection with the solicitation of this proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    At the Annual Meeting, five directors will be elected to hold office for one-year terms that will expire at the annual meeting of shareholders to be held in 1998 and until their successors are elected and qualified. The Board of Directors has designated Theodore Deikel, Ronald N. Zebeck, Dudley C. Mecum, Michael P. Sherman, and Frank D. Trestman as nominees for reelection to the Board of Directors of the Company. Each of the nominees has consented to serve as director, if elected. If any of the nominees becomes unable to accept nomination or election, the enclosed proxy will be voted for the election of a nominee designated by the Board of Directors, unless the Board reduces the number of directors on the Board of Directors or unless the shareholder indicates to the contrary in the proxy. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

    Certain biographical information furnished by the Company's nominees for the reelection of directors is presented below. Each of the directors has served as a director since 1996.

    THEODORE DEIKEL (age 61) has been Chairman of the Board, Chief Executive Officer and President of Fingerhut since 1989 and is the non-executive Chairman of the Board of Directors of the Company. From 1985 until rejoining Fingerhut, Mr. Deikel served as Chairman and Chief Executive Officer of CVN Companies, Inc., a direct marketing company using television and direct mail. From 1979 to 1983, Mr. Deikel was Executive Vice President of American Can Company (a predecessor of The Travelers Inc.) and Chairman of American Can Company's specialty retailing division, which included Fingerhut. In addition, Mr. Deikel was Chief Executive Officer of Fingerhut Corporation, a subsidiary of Fingerhut, from 1975 to 1983.

    RONALD N. ZEBECK (age 42) is President and Chief Executive Officer of the Company. He has been President of a subsidiary of the Company since March 1994, and has served as Chief Executive Officer of Direct Merchants Credit Card Bank, National Association, a subsidiary of the Company, since July 1995. Mr. Zebeck was Managing Director, GM Card Operations of General Motors Corporation from 1991 to 1993, Vice President, Marketing and Strategic Planning of Advanta Corporation (previously known as Colonial National Bank USA) from 1987 to 1991, Director of Strategic Planning of TSO Financial (later Advanta Corporation) from 1986 to 1987, and held various credit card and credit-related positions at Citibank affiliates from 1976 to 1986. He is also a director of MasterCard International, Inc. and Integon Corporation.

    DUDLEY C. MECUM (age 62) has been President of Mecum Associates, Inc., a leveraged buy-out firm, since January 1997. For more than five years prior thereto, he was a partner in the merchant banking firm of G.L. Ohrstrom & Co. Mr. Mecum is also a director of Fingerhut, Travelers Group Inc., Travelers Aetna Casualty Corp., Lyondell Petrochemical Corporation, Vicorp Restaurants, Inc., DynCorp, and Suburban Propane Partners, L.P.

    MICHAEL P. SHERMAN (age 44) is Secretary of the Company. He has been Senior Vice President, Business Development, General Counsel and Secretary of Fingerhut since May 1996. For more than five years prior thereto, he was Executive Vice President, Corporate Affairs, General Counsel and Secretary of Hanover Direct, Inc., a catalog retailer.

    FRANK D. TRESTMAN (age 61) has been President of Trestman Enterprises, an investment and business development firm, for the past five years. He has been a consultant to McKesson Corporation and is the former Chairman of the Board and Chief Executive Officer of Mass Merchandisers, Inc., a distributor of non-food products to grocery retailers and now a subsidiary of McKesson Corporation. Mr. Trestman is also a director of Insignia Systems, Inc. and Best Buy, Inc.

    COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS. The Board of Directors has established Executive, Compensation and Audit Committees. The Company does not have a nominating committee.

    The Executive Committee is authorized to exercise the full power of the Board of Directors in the management and conduct of the business affairs of the Company during the interim periods between meetings of the Board. The Executive Committee may also review and make recommendations to the Board of Directors with respect to various corporate matters. The current members of the Executive Committee are Messrs. Deikel and Zebeck. During the fiscal year ended December 31, 1996, the Executive Committee did not meet.

    The Compensation Committee sets the compensation actions for all employee directors and elected officers of the Company, subject to ratification by the Board of Directors for compensation actions for the President and Chief Executive Officer, approves, adopts and administers compensation plans, administers and grants stock options under the Company's stock option plans, reviews administration of the Company's benefit plans and reviews and makes recommendations to the Board of Directors on matters relating to compensation of all officers. During the fiscal year ended December 31, 1996, the Compensation Committee did not meet but took action by written consent. The current members of the Compensation Committee are Messrs. Mecum and Trestman.

    The Audit Committee supervises and reviews the Company's accounting and financial practices, makes recommendations to the Board of Directors as to nomination of independent auditors, confers with the independent auditors and internal auditors regarding the scope of their proposed audits and their audit findings, reports and recommendations, reviews the Company's financial controls, procedures and practices, approves all non-audit services by the independent auditors and reviews transactions between the Company and its affiliates. The current members of the Audit Committee are Messrs. Mecum and Trestman. The Audit Committee did not meet during the fiscal year ended December 31, 1996.

    During the fiscal year ended December 31, 1996, the Board of Directors did not meet. The Company was formed in August 1996. From the Company's formation until January 1997, all Board of Directors and committee actions were taken by unanimous written consent.

    COMPENSATION OF DIRECTORS. Members of the Board of Directors who are not employees of the Company or Fingerhut will receive an annual retainer of $15,000 for membership on the Board of Directors, including service on committees of the Board, and an attendance fee of $1,000 for each regular or special meeting attended of the Board of Directors or any committee thereof. The directors designated and serving as the chairpersons of the Audit Committee and of the Compensation Committee also will receive annual retainers of $2,000 each for service as chairpersons of such committees. The non-employee directors received an initial grant of 5,000 stock options on October 24, 1996 in connection with the Initial Public Offering with an exercise price equal to the price to the public of $16.00 per share (the "Public Offering Price") and will receive annual grants of 1,000 stock options with exercise prices equal to the fair market value of the Common Stock on the respective grant date for each subsequent year they serve as directors of the Company. Directors employed by the Company or Fingerhut will receive no directors' fees or directors' stock options. In addition, the Company will reimburse reasonable travel, lodging and other incidental expenses incurred by directors in attending meetings of the Board of Directors and committees. In connection with the Initial Public Offering, Mr. Deikel and Mr. Sherman were granted options to purchase 275,000 and 5,000 shares of Common Stock, respectively, at the Public Offering Price.

                         TOTAL SHAREHOLDER RETURN INDEX

    The following graph compares the cumulative total shareholder return on the Company's Common Stock ("MTRS") since October 24, 1996, with the cumulative total return for the Russell 2000 Index ("IR20") and the Nasdaq Financial Index ("INFN") over the same period, assuming the investment of $100 on October 24, 1996 (date of Initial Public Offering) and reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              MTRS       IR20       INFN
10/24/96          100        100        100
12/31/96          150        105        111

                                                    10/24/96    12/31/96
                                                   ----------  ----------
MTRS.............................................     100         150
IR20.............................................     100         105
INFN.............................................     100         111

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of independent directors who qualify as "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

    Until the completion of the Initial Public Offering, the Company was a wholly owned subsidiary of Fingerhut. Consequently, the compensation decisions made prior to the Initial Public Offering were made by Fingerhut.

    COMPENSATION POLICIES. The Company's current executive compensation policies are intended to achieve four basic goals: (i) align stock ownership for key executives with that of shareholders; (ii) allow the Company to attract, retain and motivate the highest caliber executives; (iii) align compensation directly with shareholder market value through strong net income and earnings per share performance goals and accomplishment of team or individual objectives; and (iv) establish annual incentives based on aggressive performance goals.

    The Compensation Committee believes that the most effective executive compensation program is one that provides for a flexible recognition and compensation system with a substantial portion of such compensation attributable to variable pay. Accordingly, the Compensation Committee believes executive compensation should be comprised of both short-term cash-based programs that reward achievement of individual and Company-specific goals and long-term equity-based incentives that reward executives to the extent of the Company's growth.

    The Company's annual compensation mix provides for base salaries, as well as the opportunity to receive annual bonuses that are linked directly to the financial performance of the Company and, to varying extents, to individual performance. This permits the Company to attract and retain talented executives and makes a substantial portion of an executive officer's annual compensation dependent on the Company's performance.

    The Company intends to provide long-term equity-based compensation generally through participation in the Metris Companies Inc. Long-Term Incentive and Stock Option Plan (the "Metris Stock Option Plan"). Upon approval by the shareholders, the Metris Stock Option Plan is intended to assure that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's long-term stock price appreciation, and that the interests of employees are aligned with those of the shareholders.

    POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million per year for compensation paid to the executive officers named in the "Summary Compensation Table" unless certain requirements are met. The Compensation Committee has considered these requirements and the regulations and has structured or will structure its programs so that bonus compensation and gains from exercises of Company stock options will be exempt from the deduction limitations. The Compensation Committee's present intention is to structure compensation to be tax deductible; however, it retains the right to authorize compensation that does not qualify for income tax deductibility.

    SALARIES. Salaries generally are intended to be competitive with the average base salaries paid by financial services corporations similar in size to the Company, as indicated in independent salary surveys. It is the Company's philosophy to market base salary at the 50th percentile of the external market for financial industry comparisons. The Company competes for talented executives with a wide variety of corporations, which are not necessarily the same as those referenced in the performance graph. Executive officer salaries are not based on the Company's performance. Annual merit increases are based on a subjective evaluation of an officer's performance. The chief executive officer's 1996 salary was increased to $400,000, effective April 29, 1996, from $358,480 in 1995.

    ANNUAL INCENTIVE COMPENSATION. A significant portion of the executive officers' compensation is in the form of annual incentive bonuses.

    THE 1996 BONUS PLAN. During 1996, bonuses were paid under the Fingerhut Companies, Inc. and Subsidiaries Key Management Incentive Bonus Plan for Designated Corporate Officers (the "1996 Bonus Plan"). All executives, all vice presidents and other management-level employees participated in the 1996 Bonus Plan. The 1996 Bonus Plan had five components: (1) paid base salary; (2) targeted bonus percentage (based on job level); (3) a performance factor based on Fingerhut earnings per share (the "Fingerhut factor"); (4) a performance factor based on the Company's pre-tax earnings (the "Company factor"); and (5) individual performance objectives. The 1996 Bonus Plan established target and maximum bonuses of 75% and 94%, respectively, of paid base salary for vice presidents, 110% and 138%, respectively, of paid base salary for senior vice presidents and 125% and 157%, respectively, of paid base salary for the chief executive officer. The target bonus was comprised of: the Fingerhut factor, 10%, the Company factor, 75%, and individual objectives, 15%. In addition, the 1996 Bonus Plan also provided for special president's awards for extraordinary service. The bonus payout levels were 153.1% for the chief executive officer, 134.8% for the senior vice presidents and 91.9% for the vice presidents. In addition, all executive officers, including the chief executive officer, received president's awards. Under the 1996 Bonus Plan, the chief executive officer received a bonus of $600,000 (which includes the presidents's award).

    The Compensation Committee has adopted a bonus plan for the Company for fiscal year 1997.

    ANNUAL INCENTIVE BONUS PLAN. The Company wishes to ensure that bonuses paid to executive officers satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. Therefore, the Board of Directors, upon the recommendation of the Compensation Committee, adopted the Metris Companies Inc. Annual Incentive Bonus Plan for Designated Corporate Officers, which is being submitted to shareholders for approval at the Annual Meeting.

    LONG-TERM INCENTIVE COMPENSATION. The Company's stock-based incentive plan is designed to align a significant portion of the executive compensation program with long-term shareholder interests. Options granted under these plans only have value to the extent the Common Stock appreciates from the date the options are granted.

    METRIS STOCK OPTION PLAN. The Metris Stock Option Plan permits a variety of stock-based grants and awards and gives the Compensation Committee flexibility in tailoring its long-term compensation programs. During 1996, the Compensation Committee granted a total of 1,302,575 non-qualified stock options under the Metris Stock Option Plan, of which 863,575 (including the options granted to the chief executive officer, as described below) were awarded to seven executive officers. The number of shares covered by the grants were based on the level of job responsibility and the recommendations of the chief executive officer.

    In connection with his employment in 1994, the chief executive officer entered into a tandem option agreement with Fingerhut for either: (a) 55,000 shares of Fingerhut common stock, or (b) a 3.3% equity interest in Fingerhut financial services' business (now the Company) with a trigger price of two times the estimated fair value of that interest in March 1994. As provided in that agreement, as amended, as of the initial public offering date, the equity interest was converted into options to purchase 656,075 shares of Common Stock at an exercise price of $2.76 per share. The exercise price and vesting were determined under the formulas in the tandem option agreement. The Company assumed Fingerhut's obligation with respect to these options and granted them to the chief executive officer under the Metris Stock Option Plan.

       FRANK D. TRESTMAN                            DUDLEY C. MECUM
       CHAIRMAN                                          MEMBER
       COMPENSATION COMMITTEES                           COMPENSATION COMMITTEE

                             EXECUTIVE COMPENSATION

    The following table sets forth cash and noncash compensation for each of the last three fiscal years to the chief executive officer, and each of the four other most highly compensated executive officers who were serving as executive officers at December 31, 1996:

                           SUMMARY COMPENSATION TABLE


                                                                                LONG-TERM COMPENSATION
                                                                              --------------------------
                                              ANNUAL COMPENSATION                       AWARDS
                                   -----------------------------------------  --------------------------
                                                                              RESTRICTED
                                                              OTHER ANNUAL       STOCK      SECURITIES      ALL OTHER
 NAME AND PRINCIPAL                                           COMPENSATION      AWARDS      UNDERLYING    COMPENSATION
    POSITION (A)         YEAR      SALARY ($)    BONUS ($)       ($)(B)         ($)(C)      OPTIONS (#)      ($)(D)
Ronald N. Zebeck            1996    $ 387,773    $ 600,000      $  79,281      $ 290,084       656,075(e)   $  15,300
 President and Chief        1995    $ 358,481    $ 496,272      $  37,668      $       0       105,000(f)   $  16,500
 Executive Officer          1994    $ 275,962    $ 211,735      $  53,060      $       0        75,000(f)   $ 790,500
Peter G.                    1996    $ 235,096    $       0      $  83,523      $ 180,001       100,000(e)   $  11,298
 Michielutti,               1995    $ 108,173    $ 143,000      $  44,188      $       0        30,000(f)   $  35,453
 Senior Vice                1994       --           --             --             --            --             --
 President
 Business
 Development
Douglas B. McCoy            1996    $ 156,601    $ 160,000      $  30,594      $  70,001        30,000(e)   $  15,300
 Senior Vice                1995    $ 134,616    $ 175,000      $  10,279      $       0        13,500(f)   $   8,607
 President,                 1994       --           --             --             --            --             --
 Operations
Robert W. Oberrender        1996    $ 140,500    $ 145,000      $  24,550      $  75,598        30,000(e)   $  15,300
 Senior Vice                1995    $ 122,512    $ 109,452      $  21,473      $       0        20,000(f)   $  16,500
 President, Chief           1994    $ 111,731    $  65,766      $  10,651      $       0         8,500(f)   $  10,620
 Financial Officer
Douglas L. Scaliti          1996    $ 127,236    $ 130,000      $  20,237      $  57,503        30,000(e)   $  15,300
 Senior Vice                1995    $ 108,654    $ 105,635      $     250      $       0         3,500(f)   $   5,038
 President,                 1994    $  33,462    $  15,000      $  22,508      $       0         2,500(f)   $   7,257
 Marketing

--------------------------
(a) Mr. Zebeck commenced employment with a subsidiary of the Company in March 1994. Mr. Michielutti commenced employment with Fingerhut Corporation in July 1995 and became an officer of the Company in 1996; his reported compensation was paid to him by Fingerhut Corporation. Mr. Oberrender was an employee of Fingerhut Corporation during 1994 - 1996 and became an officer of the Company in 1996; his reported compensation through 1996 (except his 1996 bonus) was paid to him by Fingerhut Corporation. As of 1997, Mr. Oberrender is an employee of a subsidiary of the Company. Mr. McCoy commenced employment with a subsidiary of the Company in January 1995. Mr. Scaliti commenced employment with a subsidiary of the Company in September 1994.

(b) Amounts reported under "Other Annual Compensation" represent perquisites or other personal benefits, cash payments designated as an auto allowance and tax reimbursement payments. In accordance with rules of the Securities and Exchange Commission, certain perquisites and other personal benefits totaling less than $50,000 or 10% of a named executive officer's salary and bonus for a given year have been omitted.

(c) Fingerhut awarded restricted stock to the named executives on February 14, 1996 with the following vesting schedule: 25% of the shares vested on March 31, 1996 (with additional transfer restrictions until August 1996), 25% vested on March 31, 1997 and, subject to continued employment, the remaining 50% will vest on August 31, 1998. The number of shares awarded were: Ronald Zebeck, 21,097 shares; Peter Michielutti, 13,091 shares; Douglas McCoy, 5,091 shares; Robert Oberrender, 5,498 shares and Douglas Scaliti, 4,182 shares. Fingerhut pays dividends on both the vested and unvested portion of the restricted stock. The number of shares and value of aggregate restricted stock holdings of the named executive officers at December 31, 1996 were:
    Ronald Zebeck, 21,097 shares, $258,438; Peter Michielutti, 13,091 shares,

    $160,438; Douglas McCoy, 5,091 shares, $62,365; Robert Oberrender, 5,498 shares, $67,351; and Douglas Scaliti, 3,137 shares, $38,428.

(d) Amounts disclosed in this column, except as to Messrs. Zebeck and Scaliti for 1994 and Messrs. Michielutti, McCoy and Scaliti for 1995, consist solely of the amounts contributed under the Fingerhut Corporation Profit Sharing Plan. The 1994 amount for Mr. Zebeck consisted of the amount paid to him as a signing payment and to cover expenses incurred in connection with his relocation to Minnesota. The 1995 amounts paid to Messrs. Michielutti and McCoy and the 1994 amount and $659 of the 1995 amount paid to Mr. Scaliti represent reimbursement of relocation expenses.

(e) Amounts represent option grants to purchase the Company's Common Stock under the Metris Stock Option Plan. The options granted to Mr. Zebeck reflect the conversion of the financial services business equity portion of his 1994 tandem option agreement to options to purchase the Company's Common Stock.

(f) Amounts represent option grants to purchase Fingerhut Common Stock, $.01 par value, under option plans of Fingerhut. These options will terminate if the Company ceases to be a subsidiary of Fingerhut.

    PENSION PLAN. Fingerhut Corporation maintains a noncontributory defined benefit plan (the "Pension Plan") for substantially all of its nonunion employees (and the nonunion employees of certain of Fingerhut's other subsidiaries) who have completed at least one year of service. Under the Pension Plan, the current service pension credit of each participant for each year is equal to the sum of (i) .82% of his or her certified earnings not in excess of Social Security covered compensation for that plan year and (ii) 1.40% of the balance of his or her certified earnings for that year. Retirement benefits under the Pension Plan are the sum of the pension credits for each year of service. Participants are 100% vested after completion of at least five years of service. Three of the Company's executive officers were employees of Fingerhut Corporation during 1996 and participated in the Pension Plan. The Company currently is not a participating employer in the Pension Plan. If the Company becomes a participating employer, the estimated annual benefit payable at age 65 for the named executives under the Pension Plan is: Mr. Zebeck, $46,655; Mr. Michielutti, $46,693; Mr. McCoy, $30,626; Mr. Oberrender, $56,726; and Mr. Scaliti, $50,688.

    FINGERHUT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Fingerhut Companies, Inc. Supplemental Executive Retirement Plan (the "SERP") covers officers or other senior management employees of Fingerhut selected for participation by the Fingerhut compensation committee. The SERP provides a benefit to a participant whose employment relationship with the Company is completely severed either (a) at or after age 65 with five years of service or (b) at or after age 55, if the participant has five years of service and the sum of the participant's age and years of service equals at least 70. Service includes service to Fingerhut and its affiliates, and any other service the Fingerhut compensation committee in its discretion recognizes. The annual retirement benefit payable under the SERP equals 60% of the average of the participant's highest three salary and bonus years with Fingerhut or its affiliates, multiplied by a fraction (not greater than one) equal to (x) the participant's years of service over (y) 30, and subtracting the offset. The offset is the sum of (i) the participant's Social Security benefit, (ii) the amount of the participant's benefit from the Fingerhut Corporation Pension Plan and the Fingerhut Corporation Pension Excess Plan, (iii) 75% of the participant's balance in the Fingerhut Corporation Profit Sharing Plan, (iv) the dollars credited or paid to the participant under the Fingerhut Corporation Profit Sharing Excess Plan and (v) 15% of the dollar amount by which the value of capital stock of Fingerhut that the participant has received under Fingerhut's compensation programs, and owns on or after January 1, 1996, exceeds 200% of such stock's value at the time of its acquisition by the participant, but disregarding the value of such stock in excess of 300% of its acquisition value, and excluding stock that the participant acquires and disposes of substantially simultaneously for the purpose of exercising options. Upon a change in control of Fingerhut a termination of the participant's employment would be deemed to have occurred and, for purposes of determining eligibility for benefits, a participant who is at least 65 years old would be deemed to have completed five years of service. If a participant dies before the participant's employment terminates, the death will be treated as a termination of employment and the participant will be deemed to have completed five years of service. Payments under the SERP will be in the form of a single lump sum that is the actuarial equivalent of annual benefits payable, to be made as soon as practicable after the end of the year in which employment ends. Mr. Zebeck and Mr. Michielutti currently are officers of Fingerhut and participants in the SERP. The estimated annual benefits payable under the SERP upon retirement at age 65 are: Mr. Zebeck, $153,374, and Mr. Michielutti, $0. One actuarial assumption underlying these estimates is that they will remain participants in the SERP. The Company has not adopted the SERP. Mr. Zebeck will no longer be a participant eligible for benefits if he ceases to be an officer of Fingerhut or the Company ceases to be a subsidiary of Fingerhut. The estimates are also based on the assumptions that his current salary remains unchanged and that Fingerhut will continue to grant stock options to its executives in a manner consistent with its historical practice.

    The following table shows information concerning stock options granted during the fiscal year ended December 31, 1996 for the named executive officers.

                                  OPTION GRANTS IN LAST FISCAL YEAR
                                          INDIVIDUAL GRANTS
                                      NUMBER OF     % OF TOTAL
                                      SECURITIES     OPTIONS
                                      UNDERLYING    GRANTED TO   EXERCISE                 GRANT DATE
                                       OPTIONS      EMPLOYEES      PRICE     EXPIRATION     PRESENT
               NAME                  GRANTED (#)     IN 1996     ($/SHARE)      DATE       VALUE (A)
Ronald N. Zebeck                       656,075(b)     50.4%       $ 2.76      03/21/04    $9,214,573
Peter G. Michielutti                   100,000(c)      7.7%       $16.00      10/24/06    $658,420
Douglas B. McCoy                        30,000(c)      2.3%       $16.00      10/24/06    $197,526
Robert W. Oberrender                    30,000(c)      2.3%       $16.00      10/24/06    $197,526
Douglas L. Scaliti                      30,000(c)      2.3%       $16.00      10/24/06    $197,526

--------------------------
(a) These dollar amounts are the result of calculations of the present value of the grant at the date of grant using the Black-Scholes option pricing method and the following assumptions: 0.17% dividend yield, 25.1% expected volatility, 6.48% of risk-free interest rate and 6.5 years expected lives (7.0 years for the options granted to Mr. Zebeck). Although Mr. Zebeck's grant was the result of the conversion of that portion of his 1994 tandem option agreement that related to his equity interest in Fingerhut's financial services business (now the Company), the grant date present value was calculated as if it were granted on October 24, 1996. See note (b) below. The actual gains, if any, on stock options exercises will depend on the future performance of the Common Stock.

(b) These options were granted under the Metris Companies Inc. Long-Term Incentive and Stock Option Plan in connection with the Initial Public Offering and reflect the conversion of Mr. Zebeck's 1994 tandem option agreement with Fingerhut for equity in the Company's predecessor business to options for shares of Common Stock following the Company's assumption of Fingerhut's obligations under that tandem option agreement. The exercise price was determined under the tandem option agreement. The market price of the Common Stock was $16.00 on the date the tandem option was converted to options for Common Stock. The options vested 25% each on March 21, 1995 and 1996, respectively, and 23.74% on March 21, 1997 and will vest 23.75% on March 21, 1998 and the remaining 2.51% on March 21, 1999. These options will terminate if Mr. Zebeck exercises any of the Fingerhut options granted in tandem.

(c) These options were granted under the Metris Companies Inc. Long-Term Incentive and Stock Option Plan. They vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.

    The following table indicates for each of the named executive officers information concerning stock options exercised during 1996, and the number and value of exercisable and unexercisable in-the-money options as of December 31, 1996.

                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR END OPTION VALUES
                                                                                  VALUE OF
                                                                                 UNEXERCISED
                                                                   NUMBER OF    IN-THE-MONEY
                                                                  UNEXERCISED    OPTIONS AT
                                                                  OPTIONS AT      12/31/96
                                                                 12/31/96 (#)      ($)(1)
                         SHARES ACQUIRED           VALUE         EXERCISABLE/   EXERCISABLE/
        NAME             ON EXERCISE (#)       REALIZED ($)      UNEXERCISABLE  UNEXERCISABLE
                                                                     344,703     $ 6,967,506
Ronald N. Zebeck               --                   --               361,372     $ 6,967,527
                                                                      10,000     $   --
Peter G. Michielutti           --                   --               120,000     $   800,000
                                                                       5,166     $   --
Douglas B. McCoy               --                   --                38,334     $   240,000
                                                                      12,466     $   --
Robert W. Oberrender           --                   --                49,034     $   240,000
                                                                       2,166     $   --
Douglas L. Scaliti             --                   --                33,834     $   240,000

--------------------------
(1) The value of unexercised in-the money options represents the aggregate difference between the market value on December 31, 1996, based on the closing price of the Common Stock, as reported on the Nasdaq National Market or the closing price of the Fingerhut common stock as reported on the New York Stock Exchange, as the case may be, and the applicable exercise prices.

    CHANGE OF CONTROL ARRANGEMENTS. Fingerhut has entered into Change of Control Severance Agreements (each a "Severance Agreement") with certain executive officers of Fingerhut, including Messrs. Zebeck and Michielutti, which provide for an initial 15 month term that is extended to a date that is the one year anniversary of a "Change of Control" or "Imminent Change of Control" event (as defined in the Severance Agreement). Each Severance Agreement provides to eligible executive officers guaranteed salaries, pro rata bonuses, benefits and severance payments upon the occurrence of certain terminations of employment during the two-year period following a Change of Control event. All outstanding stock options granted by Fingerhut to the executive officer will become fully vested upon the occurrence of a Change of Control event or, to the extent such options are forfeited, the executive officer will be entitled to receive a cash payment equal to the aggregate difference between the fair market value of Fingerhut stock underlying such forfeited options and the exercise price to purchase such stock.

    SEVERANCE ARRANGEMENTS. One executive officer has severance provisions in his offer letter which provides that if his employment is involuntarily terminated for other than cause within two years of his date of hire, he will receive one or more severance payments equal to one year of base salary.

              PROPOSAL 2: APPROVAL OF THE METRIS STOCK OPTION PLAN

    The Metris Companies Inc. Long-Term Incentive and Stock Option Plan (the "Metris Stock Option Plan") was adopted on October 24, 1996. It provides that up to 1,860,000 shares of Common Stock, subject to adjustment in certain circumstances, are available for awards of stock options or other stock-based awards to certain key employees of the Company.

    The Board of Directors believes that stock options are a valuable method for attracting, motivating and retaining key management employees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL TO APPROVE THE METRIS STOCK OPTION PLAN. The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will be necessary for approval.

SUMMARY OF THE METRIS STOCK OPTION PLAN

    The Metris Stock Option Plan will be administered by the Compensation Committee of the Board of Directors, the composition of which will satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee has the authority, subject to the terms of the plan, to determine the employees to whom awards are granted, the type of option or award, the number of shares of Common Stock with respect to such options or awards and the terms of such options or awards, including the purchase or exercise price, vesting periods (and the authority to accelerate vesting) and expiration dates. The Metris Stock Option Plan will permit the Compensation Committee to grant options that are either non-qualified stock options or incentive stock options ("ISOs") that qualify under Section 422A of the Code, as well as stock appreciation rights, restricted stock or performance awards. The Company anticipates using the Metris Stock Option Plan primarily for grants of non-qualified stock options. The Metris Stock Option Plan will, however, provide flexibility in structuring long-term incentive programs to best meet the Company's needs.

    The Compensation Committee has the authority to determine the exercise prices, vesting dates or conditions, expiration dates and other material conditions upon which options or awards may be exercised, except that the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an ISO granted to any employee owning more than 10% of the Common Stock (a "Ten Percent Employee")) and the term of non-qualified stock options may not exceed 15 years from the date of grant (not more than 10 years for ISOs and five years for ISOs granted to a Ten Percent Employee). Full or part-time employees, consultants or independent contractors to the Company or one of its subsidiaries or of any subsidiary of Fingerhut Companies, Inc. are eligible to receive non-qualified options and awards (only full or part-time employees in the case of ISOs). As of March 31, 1997, the Company and its subsidiaries had approximately 820 employees. During 1996, the Compensation Committee granted options to purchase 1,302,575 shares of Common Stock under the Metris Stock Option Plan to officers and employees of the Company and of Fingerhut Corporation, subject to shareholder approval of the Metris Stock Option Plan.

    The exercise price of shares being acquired under an option or award must be paid in full in cash at the time of exercise unless the Compensation Committee in its sole discretion permits payment by tendering to the Company shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the shares being acquired or by delivering the optionee's promissory note in such amount, which note shall provide for interest at a rate not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market rate loan pursuant to Sections 483, 1274 or 7872 of the Code or any successor provisions thereto. At the time of exercise, the optionee must pay, or have withheld, the amount requested by the Company for the purpose of satisfying any liability to withhold federal or state income or other taxes. The Compensation Committee may permit a participant holding a non-qualified stock option or award to satisfy the tax obligation by withholding a portion of the shares otherwise to be delivered upon exercise with a fair market value equal to such taxes or by delivering to the Company shares of Common Stock already owned by the optionee with such value. In the case of an ISO, the right to make payment by tender of currently owned shares of Common Stock must be authorized at the time of grant.

    The Metris Stock Option Plan authorizes the Compensation Committee, at its discretion, to grant a replacement (or reload) option to an optionee who tenders previously owned shares to pay all or a portion of the exercise price of stock options under the Metris Stock Option Plan or any prior stock option plan of the Company. Such replacement or reload option would have as its exercise price the market price of the Common Stock on the date of exercise of the original option and cover the same number of shares as tendered by the participant in payment of the exercise price and, if applicable, the withholding taxes.

    The number or kind of shares issuable under the Metris Stock Option Plan, or the number or kind of shares subject to, or in the exercise price per share under, outstanding options may be adjusted in the event of certain corporate events affecting the Company's capital structure.

    The Metris Stock Option Plan may be amended by the Board, provided, however, that any amendment which (i) would violate the rules or regulations of the National Association of Securities Dealers, Inc. or the Nasdaq National Market or any other securities exchanges that are applicable to the Company; or (ii) would cause the Company to be unable, under the Internal Revenue Code, to grant stock options under the Metris Stock Option Plan, requires the approval of the shareholders of the Company.

    The Metris Stock Option Plan will terminate on October 30, 2006. No termination of the Metris Stock Option Plan will alter or impair any of the rights or obligations of any person, without his or her consent, under any option or award previously granted under the Metris Stock Option Plan.

    The following is a summary of the principal federal income tax consequences generally applicable to awards under the Metris Stock Option Plan. The grant of an option is not expected to result in any taxable income for the recipient. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. The tax consequences to an optionee upon a disposition of shares acquired through the exercise of an option will depend upon how long the shares have been held. Under the Metris Stock Option Plan, the Compensation Committee may permit participants exercising stock options, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock previously owned by the optionee to the Company to satisfy federal and state tax obligations. Generally there will be no tax consequences to the Company in connection with disposition of shares acquired under an option.

                     PROPOSAL 3: APPROVAL OF INCENTIVE PLAN

    The Compensation Committee adopted the Metris Companies Inc. Annual Incentive Bonus Plan for Designated Corporate Officers (the "Incentive Plan" or the "Plan") on January 29, 1997 subject to approval by the Company's shareholders. As indicated in the Report of the Compensation Committee, annual incentive bonuses are an important part of the Company's compensation program. The Company is seeking shareholder approval of the Incentive Plan to qualify compensation paid under it as "qualified performance-based compensation," as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and thereby retain its tax deductibility. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL TO APPROVE THE INCENTIVE PLAN. The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will be necessary to approve the Incentive Plan.

                         SUMMARY OF THE INCENTIVE PLAN

    ELIGIBILITY; ADMINISTRATION. Eligibility for participation in the Incentive Plan is limited to the Company's President and Chief Executive Officer and to any of the executive vice presidents or senior vice presidents of the Company or any affiliate that the Compensation Committee designates as a participant prior to the start of each performance period. The Company employed approximately five
(5) persons as of March 31, 1997, who would be eligible as a class to participate in the Incentive Plan. The chief executive officer will be the only participant in fiscal year 1997. The Incentive Plan will be administered by the Compensation Committee. Prior to the start of each performance period (which will coincide with the Company's fiscal year), the Compensation Committee will designate officers who will participate in the Incentive Plan, each participant's base pay and targeted bonus percentage and the company performance factor or factors for the applicable performance period. The Compensation Committee has authority to establish rules for the administration of the Incentive Plan, and has the authority, in its sole discretion, to make determinations and interpretations with respect to the Plan that shall be binding on all interested parties.

    BONUS FORMULA; LIMITATIONS. Bonuses under the Incentive Plan will be determined in accordance with a pre-established formula. For each performance period, each participant will receive a bonus in an amount not greater than his or her base pay, multiplied by the participant's targeted bonus percentage, multiplied by the applicable company performance factor, each as designated in advance by the Compensation Committee for that performance period. The company performance factor will be a percentage that is directly and specifically tied to one or more of the following business criteria, determined with respect to either or both of the Company or Fingerhut: consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow, return on equity, return on net assets employed, or earnings per share for the applicable performance period, all as computed in accordance with generally accepted accounting principles and subject to such other special rules as the Compensation Committee may establish at the beginning of the applicable performance period.

    No participant shall receive a bonus for any performance period in which the applicable minimum company performance factor is not met. The Compensation Committee has the authority to reduce the amount of or eliminate any bonus otherwise payable, although it does not have the power to increase the amount of an award as determined pursuant to the formula. The maximum bonus that a participant can receive under the Incentive Plan for any performance period is $2,000,000. The Incentive Plan is in addition to, not in lieu of, any other employee benefit plan or program in which any participant may be or become eligible to participate, and the receipt of benefits under the Plan shall have the effect on contributions to and benefits under those other plans that is specified in such other plans.

    TIME AND FORM OF PAYMENT. Following the close of each performance period and prior to the payment of any bonus under the Incentive Plan, the Compensation Committee must certify in writing that the company performance factor and the other factors upon which a bonus is based have been attained. Benefits will be paid to participants in one or more cash payments after such certification.

    AMENDMENT AND TERMINATION. The Compensation Committee may amend the Incentive Plan prospectively at any time and may terminate or curtail the benefits thereunder with regard to persons expecting to receive benefits in the future and with regard to persons already receiving benefits at the time of such action. The Incentive Plan shall terminate on December 31, 2002, unless it has been discontinued or terminated prior to that time. No bonuses shall be granted after termination, but payments may be made with respect to a performance period that began before the termination date. The Compensation Committee's authority to amend the Incentive Plan shall extend beyond its termination.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following information concerning ownership of the Company's Common Stock is furnished as of March 31, 1997 (except as otherwise indicated) with respect to (i) all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the current directors and nominees for director of the Company; (iii) each of the named executives and
(iv) all directors and executive officers as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                           METRIS COMMON STOCK            FINGERHUT COMMON STOCK
                                     -------------------------------  -------------------------------
                                     NUMBER OF SHARES                 NUMBER OF SHARES
  NAME AND ADDRESS OF BENEFICIAL       BENEFICIALLY     PERCENT OF      BENEFICIALLY     PERCENT OF
               OWNER                      OWNED            CLASS           OWNED            CLASS
Fingerhut Companies, Inc.               15,966,667(1)        83.1%           --              --
 4400 Baker Road
 Minnetonka, MN 55343

Theodore Deikel                            275,000(2)         1.4%       5,669,651(3)         11.3%

Ronald N. Zebeck                           493,789(4)         2.5%          39,763(5)         *

Dudley C. Mecum                              1,000           *               6,000(5)         *

Michael P. Sherman                           5,000           *              22,500(5)         *

Frank D. Trestman                            5,000           *               --              --

Peter G. Michielutti                         5,000           *              25,091(5)         *

Douglas B. McCoy                             3,500           *              13,419(5)         *

Robert W. Oberrender                         3,500           *              17,439(5)         *

Douglas L. Scaliti                           3,500           *               5,303(5)         *

All directors and executive                797,789(6)         4.0%       5,802,258(7)         11.5%
 officers as a group (11 persons)

--------------------------
*   Less than 1%.

(1) The shares are held of record by FFS Holdings, Inc., an indirect wholly owned subsidiary of Fingerhut.

(2) Includes 275,000 shares of Common Stock of the Company that Mr. Deikel has the right to acquire within 60 days of March 31, 1997 through the exercise of stock options, but does not include 9,000 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

(3) Includes 4,227,535 shares that Mr. Deikel has the right to acquire within 60 days of March 31, 1997 through the exercise of stock options. Share ownership does not include 3,841 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

(4) Includes 483,789 shares of Common Stock of the Company that Mr. Zebeck has the right to acquire within 60 days of March 31, 1997 through the exercise of stock options.

(5) The number of shares of common stock of Fingerhut beneficially owned by each of Messrs. Zebeck, Mecum, Sherman, Michielutti, McCoy, Oberrender and Scaliti include 16,666, 5,000, 22,000, 10,000, 5,166, 11,866 and 2,166
    shares, respectively, that such individuals have the right to acquire within 60 days of March 31, 1997 through the exercise of stock options.

(6) Includes 758,789 shares of Common Stock of the Company that the executive officers and directors have the right to acquire within 60 days of March 31, 1997 through the exercise of stock options.

(7) Includes 4,300,899 shares of common stock of Fingerhut that the directors and executive officers have the right to acquire within 60 days of March 31, 1997 through the exercise of stock options.

    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. The Company believes that during 1996, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                  ARRANGEMENTS AND TRANSACTIONS WITH FINGERHUT

    A wholly owned subsidiary of Fingerhut is the largest shareholder of the Company and presently has the ability to elect the directors nominated to the Board of Directors of the Company, to approve the Metris Stock Option Plan and to approve the Incentive Plan. The Company was formerly an indirect wholly owned subsidiary of Fingerhut, which continues to hold approximately 83% of the outstanding Common Stock.

    The Company has several intercompany agreements with Fingerhut or subsidiaries of Fingerhut.

    Fingerhut and the Company entered into an agreement that provides for the filing of consolidated federal and certain combined state income tax returns and the allocation of income tax liabilities related to such returns. As required by the terms of the tax sharing agreement, the Company has paid or will pay Fingerhut an amount equal to the federal and/or state income taxes that would have been payable by the Company for taxable periods during which the Company was included in such returns if the Company had filed separate consolidated returns with its own subsidiaries. The Company paid Fingerhut $41,625,000 in 1996 under the tax sharing agreement.

    Fingerhut Corporation, a wholly owned subsidiary of Fingerhut, and subsidiaries of the Company entered into a co-brand credit card agreement pursuant to which the Company has the right to issue general purpose credit cards with the Fingerhut name and logo to Fingerhut Corporation's customers. The Company pays Fingerhut a fee for each such credit card issued plus a fee based on a percentage of card use. The Company paid Fingerhut Corporation $2,774,000 in 1996 under the co-brand credit card agreement.

    Fingerhut Corporation and subsidiaries of the Company entered into a data sharing agreement and a database access agreement under which the Company has the right to use information in Fingerhut Corporation's database to market credit cards (without the Fingerhut name and logo) and other financial services products to Fingerhut Corporation's customers. The Company pays Fingerhut a fee for each credit card issued plus a fee based on a percentage of card use. In addition, the Company pays Fingerhut an annual flat fee plus other per name fees under the database access agreement. The Company paid Fingerhut Corporation $1,714,000 under the data sharing agreement and the database access agreement during 1996.

    Fingerhut Corporation and a subsidiary of the Company entered into an extended service plan agreement under which Fingerhut Corporation agrees to offer the Company's extended service plans to its customers who purchase covered products. Fingerhut paid the Company $16,472,000 in 1996 under the extended service plan agreement.

    Fingerhut and the Company entered into an administrative services agreement under which Fingerhut or its subsidiaries provide certain services or facilities to the Company and its subsidiaries. The Company paid Fingerhut $2,274,000 under the administrative services agreement during 1996.

    Fingerhut and Fingerhut Corporation are guarantors under the Company's $300 million revolving credit facility.

                              INDEPENDENT AUDITORS

    The Board of Directors presently intends to appoint KPMG Peat Marwick LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions. Shareholders may submit questions concerning the financial statements of the Company either orally at the Annual Meeting or in writing before the Annual Meeting.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received in the Company's principal executive offices no later than December 4, 1997 for inclusion in the Company's proxy materials. Proposals should be mailed to Metris Companies Inc., 600 South Highway 169, Suite 1800, St. Louis Park, Minnesota 55426, Attention: General Counsel.

    PLEASE SIGN AND DATE THE ENCLOSED PROXY (OR VOTING INSTRUCTIONS CARD) AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                             [SIGNATURE]
                                          Michael P. Sherman
                                          SECRETARY

April 3, 1997

-Recycle Logo with circle-
Printed On Recycled Paper With Post-Consumer Content

                                                                  APPENDIX A


As required by Instruction 3 to Item 10 of Schedule 14A of the Exchange Act, Registrant hereby incorporates by reference Exhibit 10.H ("The Metris Companies Inc. Long-Term Incentive and Stock Option Plan") and Exhibit 10.J ("The Metris Companies Inc. Annual Incentive Bonus Plan for Designated Corporate Officers"), to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996.

                                     PROXY
                             METRIS COMPANIES INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints, RONALD N. ZEBECK and MICHAEL P. SHERMAN as Proxies each with the power to appoint his substitute, and hereby authorizes them to vote all of the shares of Common Stock of Metris Companies Inc. the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 1997, or any adjournment thereof, as specified below on the following matters which are further described in the Proxy Statement related hereto:

1.  THE ELECTION OF DIRECTORS:

    / /   FOR all nominees listed       / /   WITHHOLD AUTHORITY to vote for
          below except as marked to           all nominees listed below
          the contrary

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                    LINE THROUGH HIS NAME IN THE LIST BELOW:

   THEODORE DEIKEL  RONALD N. ZEBECK  DUDLEY C. MECUM  MICHAEL P. SHERMAN  FRANK
D. TRESTMAN

(2) PROPOSAL TO APPROVE THE METRIS COMPANIES INC. LONG-TERM INCENTIVE AND STOCK OPTION PLAN:

                / /  FOR          / /  AGAINST          / /  ABSTAIN

(3) PROPOSAL TO APPROVE THE METRIS COMPANIES INC. ANNUAL INCENTIVE BONUS PLAN FOR DESIGNATED CORPORATE OFFICERS:

                / /  FOR          / /  AGAINST          / /  ABSTAIN

                                     (OVER)

                          (CONTINUED FROM THE OTHER SIDE)

(4) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN ITEM 1 AND FOR PROPOSALS 2 AND 3. Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by partner or other authorized person.
                                                ________________________________
                                                          (Signature)
                                                ________________________________
                                                  (Signature, if held jointly)
                                                Dated: __________________ , 1997

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.